Exhibit 10.5

(English Translation)

Real Property Purchase Agreement

This Real Property Purchase Agreement (hereinafter as the “Agreement”) is made and entered into as of October 22, 2007, by and between Daqing Shuaiyi Biotech Co., Ltd. (hereinafter as the “Party A") and Heilongjiang Shuaiyi Technology Development Co. Ltd. (hereinafter as the “Party B"). (Collectively, as “Parties”)

WHEREAS, Party B hereby transfers all of the rights and title to and interest in the real property (hereinafter as the “Real Property") to Party A, subject to or with the benefit and burden of all easements, rights, agreements, restrictions, licenses, tenancies and other encumbrances whatsoever affecting the Real Property and existing as at the date of entry into force of this Agreement.

WHEREAS, Party A hereby purchases the Real Property.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants contained in this Agreement, the Parties hereby agree as follows:

1.

For good and valuable consideration, and based on an assessment report by Heilongjiang Xin Hui Asset Assessment Co., Parties acknowledge and accept the property wholly owned by Party B is valued at a sum of RMB 68,000,000 (RMB Sixty-eight Million), (hereinafter as the “Transfer Fee”).  Besides, Party B should take in charge of any tax fee accrued in this Transfer.

2.

The foresaid Real Property refer to certain land plots and any structures located at Tie Dong District, Xin Zhan Town, Zhao Yuan County, Da Qin City, Heilongjiang, P.R.C., within the boundaries of such plots, for which Party B holds a right of use or other right of ownership, possession or use in accordance with the applicable law, particulars of which are set out in a copy of the cadastral plot records attached as Appendix 1 hereto.

3.

Party A agrees that it is accepting the rights and title to and interest in the Real Property “as is”, and in the condition in which it was in at the time of transfer, and covenants that it shall not assert any claim against Party B on account of any condition of, or other factor affecting, the Real Property, whether or not such condition or factor is open and obvious, difficult to discover upon a reasonable inspection or hidden and impossible to discover.

4.

Without prejudice to the generality of the proceeding sentence, Party A agrees that is purchasing the Real Property (a) subject to any occupation the Real Property and is acquiring any rights which have accrued to Party B in relation any illegal occupation or any unregistered property rights that Party B has; and (b) regardless of whether or not structures upon the Real Property have been built and/or registered in accordance with the applicable law.

5.

Completion of the transfer of all of Party B’s rights and title to and interest in the Real Property shall be deemed to have taken place within fifteen (15) days upon the entry into this Agreement and receipt of the first installments from Party A.  With this understanding, Party B acknowledges and undertakes to achieve an effective transfer of the rights and title to and interest in the Real Property to Party A.

6.

Without prejudice to any other provision in this Agreement, each Party shall bear its own taxes and Party B shall bear all responsibility for and the costs of carrying out any registration required by law of this transfer, including but not limited to the cadastre records and undertakes to notify the relevant authorities.

7.

Upon the date of entry into force of this Agreement, Party A should promptly pay to Party B the first installment of RMB 30,000,000 (RMB Thirty Million). As the official completion of transfer of all of Party B’s rights and title to and interest in the Real Property, Party A should pay to Party B the remaining sum of RMB 38,000,000 (RMB Thirty-eight Million).

8.

As it believes to be appropriate for the purposes of the purchase contemplated by this Agreement, such due diligence in relation to the Real Property should be carried out within fifteen (15) days after signing this Agreement, which including but not limited to checking records, inspecting assets, and investigating issues such as construction and similar permits and any occupation of the Real Property and construction of structures on the Real Property.

9.

The transfer hereto shall be deemed to the transfer of all of Party B’s rights and title to and interest in structures on the Real Property, excluded any liabilities, disputes, mortgages, pledges, confiscation related to the Real Property.

10.

The Parties further acknowledge making their best effect to comply with all the provisions set force in this Agreement. Whereas, in case that any Party violates such provisions or facts hereunder will be deemed to be breach of this Agreement, providing (a) Party B is unable to legally transfer the Real Property to Party A, Party B should pay to Party A a fee at 10% of total Transfer Fee; and (b) Any payment overdue by Party A, Party A agrees to take the penalty at 10% of the corresponding installment.

11.

This agreement shall be governed by and construed in accordance with the Chinese laws. Any dispute arising under or relating to the rights and obligations of the Parties under this Agreement should be negotiated in good faith. Either Party brings an action to enforce the provisions of this Agreement, the Counter Party agrees waiver of lawsuit to the local court.

12.

It is understood no agreement shall be deemed to have been made unless and until such time as a written and binding agreement between the Parties has been appropriately signed and executed.

13.

The provisions of Appendix to this Agreement including the Assessment Report to the Real Property and the Ownership Certificate of Real Estate shall form an integral party of this Agreement.

14.

This Agreement is made in three (3) originals, Party A, Party B and intermediator respectively keeps one.  Such original shall be as valid and effectual as if signed and executed by the Parties.

Kindly execute where indicated below to evidence your agreement to be bound by the terms hereof.

READ, AGREED AND UNDERSTOOD:

Party A	Party B

Signature of Authorized Representative:	Signature of Authorized Representative:
Date:	Date: